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                                                                    EXHIBIT 23.1

 CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS (NASDAQ-100 TRUST, SERIES 1)

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 18, 2001, relating to the statement of assets and liabilities, including the schedule of investments, of the Nasdaq-100 Trust, Series 1, as of September 30, 2001 and the related statements of operations, changes in net assets and the financial highlights for each of the two years in the period ended September 30, 2001 and for the period March 5, 1999 (commencement of operations) to September 30, 1999, in Post-Effective Amendment No. 6 to the Registration Statement (Form S-6 No. 333-61001) and related Prospectus of the Nasdaq-100 Trust, Series 1, dated February 1, 2002.

                                /s/ ERNST & YOUNG LLP

New York, New York
February 1, 2002